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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): June 15, 2001 (June 4, 2001)

                               WORLD ACCESS, INC.
               (Exact Name of Registrant as Specified in Charter)


  DELAWARE                      0-29782                         58-2398004
 (State of                (Commission File No.)             (I.R.S. Employer
Incorporation)                                             Identification No.)


                      945 E. PACES FERRY ROAD, SUITE 2200
                             ATLANTA, GEORGIA 30326
          (Address of principal executive offices, including zip code)


                                 (404) 231-2025
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

         On June 4, 2001, World Access, Inc. ("World Access") completed the sale of certain assets of its subsidiary, WorldxChange Communications, Inc. ("WorldxChange"), to PT-1 Counsel, Inc. a/k/a PT-1 Long Distance, Inc. ("PT-1"), a subsidiary of Counsel Corporation ("Counsel"). The assets sold to PT-1 included those assets used in the operation of WorldxChange's United States retail business. World Access made the sale pursuant to an auction of the WorldxChange assets conducted under the supervision of the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Court"), in the Chapter 11 bankruptcy case of World Access. The auction was held on May 24, 2001 pursuant to the May 18, 2001 Sale Procedures Order entered by the Court.

         In the transaction, PT-1 purchased substantially all of the assets of WorldxChange, including all retail and wholesale accounts receivable, for aggregate cash consideration of $13.0 million. PT-1 did not purchase any of the following assets of WorldxChange: stock or other equity interests in WorldxChange's subsidiaries not engaged in U.S. trade or business or having assets located in the U.S.; intercompany accounts receivable; avoidance actions or recovery actions under the United States Bankruptcy Code; overseas indefeasible rights of use not used as part of WorldxChange's U.S. business; assets exclusively relating to WorldxChange's Guatemala or El Salvador operations; or cash and cash equivalents. Further, as part of the transaction, PT-1 may direct WorldxChange to assume and assign to PT-1 any or all of the executory contracts or unexpired leases of WorldxChange, provided that these elections will not affect the purchase price. Counsel fully and unconditionally guaranteed PT-1's obligations and payments in connection with the transaction.

         On May 23, 2001, the Court entered an Order Approving Settlement Regarding Claims and Lien Rights of the Borislow Trust, Release and Waiver of Avoidance Action and Surcharge Claims, and Related Matters (the "Order") pursuant to which the litigation between Mark Pavol, in his capacity as the trustee of D&K Grantor Retained Annuity Trust (the "Trust"), as plaintiff, World Access and WorldxChange was settled. The Order provided that the Trust would be deemed to have an allowed claim against the assets of WorldxChange in the amount of $18.5 million, secured by the assets of WorldxChange. Accordingly, the consideration for the WorldxChange assets was paid by PT-1 to the Trust. In addition, the parties have agreed that the first $2.7 million of WorldxChange's wholesale receivables collected after the completion of the transaction will belong exclusively to PT-1, and any amounts of WorldxChange's wholesale receivables collected over and above that amount, net of collection costs incurred by PT-1, will belong to the Trust. The parties also agreed that the above payments to the Trust will be deemed to satisfy the Trust's security interest in WorldxChange's assets in an amount equal to $16.5 million.

         As previously announced, World Access is pursuing an orderly liquidation of its business assets in an attempt to maximize returns to its creditors. The proceeds from the sale of its businesses and assets will not be sufficient to repay its obligations, and no liquidation payments will be made to the holders of World Access' preferred or common stock.


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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.


                                             WORLD ACCESS, INC.



Date:  June 15, 2001                         By:/s/ Bryan D. Yokley
                                                -------------------------------
                                                Bryan D. Yokley
                                                Executive Vice President and
                                                Chief Financial Officer